Exhibit 12
KINDER MORGAN, INC.
COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
(In US$ millions, except ratio of earnings to fixed charges)
The historical ratios of earnings to fixed charges of Kinder Morgan, Inc. and our consolidated subsidiaries for the periods indicated are as follows:

	Six Months
	Ended
	June 30,	Year Ended December 31,
	2005	2004	2003	2002	2001	2000
Earnings:
Income from continuing operations before income taxes, extraordinary gains or losses, equity income and minority interest	$163.6	$243.4	$206.4	$93.5	$169.3	$224.6
Add:
Fixed charges	89.4	164.2	164.2	188.4	246.1	295.0
Distributed income of equity investees	258.3	445.0	374.6	314.2	238.8	121.2
Less:
Capital Trust Securities requirement (a)	—	—	11.0	21.9	21.9	21.9
Capitalized interest from continuing operations	0.3	0.9	0.6	1.8	4.8	2.6
Capitalized interest from discontinued operations	—	—	—	—	—	0.1
Minority interest in pre-tax income of subsidiaries with no fixed charges	30.4	50.4	41.5	33.8	14.8	2.2

Earnings as adjusted	$480.6	$801.3	$692.1	$538.6	$612.7	$614.0

Fixed Charges:
Interest, amortization of debt discount, premium and issuance costs	$85.3	$155.1	$150.5	$161.9	$216.2	$243.2

Add:
Capitalized interest from continuing operations	0.3	0.9	0.6	1.8	4.8	2.6
Capitalized interest from discontinued operations	—	—	—	—	—	0.1
Interest expense from discontinued operations	—	—	—	—	—	7.2
Estimated interest portion of rental expenses	3.8	8.2	2.1	2.8	3.2	20.0
Capital Trust Securities requirement (a)	—	—	11.0	21.9	21.9	21.9

Fixed Charges	$89.4	$164.2	$164.2	$188.4	$246.1	$295.0

Ratio of Earnings to Fixed Charges	5.38	4.88	4.21	2.86	2.49	2.08

(a)	The expense associated with our capital trust securities was included in minority interest prior to the third quarter of 2003. Due to our adoption of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and our subsequent adoption of Financial Accounting Standards Board Interpretation No. 46 (revised December 2004), Consolidation of Variable Interest Entities, the expense associated with these securities was included in interest expense beginning with the third quarter of 2003.